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                                                                    Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                         INVESCO INSURED MUNICIPAL TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Insured Municipal Trust was held on Friday, July 16, 2010. The Meeting was held for the following purpose:

(1) Elect four Trustees by the holders of Common Shares and Preferred Shares voting together, and one Trustee by the holders of Preferred Shares voting separately, each of whom will serve for a three year term or until a successor has been duly elected and qualified.

The results of the voting on the above matters were as follows:

                                                                      Votes
Matters                                                 Votes For   Withheld
-------                                                ----------   --------
(1) Albert R. Dowden................................   16,084,932    105,829
    Lewis F. Pennock................................   16,067,140    123,621
    Hugo F. Sonnenschein............................   16,051,840    138,921
    Raymond Stickel, Jr.............................   16,083,070    107,691
    Prema Mathai-Davis (P)..........................          933          0

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(P)  Election of trustee by preferred shareholders only.